EXHIBIT 4.4

SECURED CONVERTIBLE PROMISSORY NOTE

$____,000	Broomfield, Colorado
Dated January __, 2016	Maturity _______________, 2016

FOR VALUE RECEIVED, T-Rex Oil Inc. a Colorado corporation ("Maker"), promises to pay to the order of _________________________________,  ("Holder," which term shall include any successor holder), at _________________________, the principal sum of Fifty thousand dollars ($___,000.00), together with interest as provided below.

Payments of principal and interest on any other amounts with respect to this Promissory Note (the "Note") are to be made in lawful money of the United States of America.

All terms used in this Note but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

1. Principal and Interest.

1.1              Interest Rate.  Prior to Maturity (defined below), the unpaid principal amount of this Note shall bear interest at the rate of 5 percent (5%) per annum, compounded monthly.  If this Note is not paid in full at Maturity, the foregoing interest rate shall be increased to eight (8) percent per annum and thereafter interest shall accrue at such increased rate on all amounts due under this Note until paid in full.

1.2              Payments.  The entire principal amount of this Note and all accrued but unpaid interest shall be due and payable on _________________, 2016 ("Maturity").

1.3              Voluntary Prepayments.  Maker may, at any time and from time to time, and without penalty, prepay in cash all or a portion of this Note after providing Holder with notice and ten days time to convert into common stock as provided herein.  Any partial prepayment shall be applied against the outstanding principal amount of this Note and shall not postpone Maturity.

2. Application of Payments.  Except as provided in Section 1.3 with respect to voluntary prepayments of this Note, payments received by Holder shall be applied first to pay costs as provided herein, and the balance to reduce principal.

             3.  Right of Conversion to Common Stock  Holder may, at any time prior to payment of the  Promissory Note by the Maker, elect to convert all or any portion of this note, including accrued interest, into common shares of the Maker at a price determined by the average 10 consecutive day trading closing price less thirty (30%).  The Maker, upon receipt of such conversion notice and confirmation of the conversion amount, shall then instruct its transfer agent to affect the issuance of the common shares of the Maker, whereupon the amount of the Note represented by the shares elected to be received shall be deemed paid, without recourse as to the amount.

4.  Security Interest.  The obligations of Maker under this Note are secured by the interest if any, of the T-Rex Oil LLC #3 acquired by Maker from the proceeds of this Note.  Upon default and notice Maker shall have 30 days to cure and if not so cured Maker agrees to assign the interest in T-rex Oil LLC #3 acquired from proceeds of this Note to the Holder.  The assignment of such interest shall serve as satisfaction of the Note.

4. Events of Default.

4.1              Definition.  For purposes of this Note, an "Event of Default" shall occur:

(a)                If Maker fails to pay any amount payable under this Note within ten (10) days of  the date on which it is due; or

(b)               If Maker breaches or otherwise fails to perform or observe any covenant or agreement contained in this Note, the Maker and fails to cure such breach or failure within the time period, if any, provided in the applicable agreement; or

(c)                If Maker dissolves or liquidates; or

(d)               If Maker commences, or there shall be commenced against Maker any action seeking reorganization, arrangement, adjustment, liquidation, dissolution, or composition under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors, or Maker makes any assignment for the benefits of creditors.

4.2   Consequences of Events of Default.  If an Event of Default has occurred, the entire outstanding principal amount of this Note, plus all accrued and unpaid interest, shall immediately become due and payable, without any demand or other action on the part of Holder.

5. Amendment and Waiver.  Except as otherwise expressly provided herein, the provisions of this Note may be amended and Maker may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if Maker has first obtained the written consent of Holder.  No delay or failure of Holder in the exercise of any right or remedy provided for hereunder shall be deemed a waiver of such right, and no exercise of any right or remedy shall be deemed a waiver of any other right or remedy that Holder may have.

6. Manner of Payment.  Except as otherwise provided herein, any payment to be made hereunder shall be made at the direction of Holder by check or draft payable to or upon the order of Holder or by wire transfer of immediately available federal funds to an account designated by Holder.  If any payment of principal or interest on this Note shall become due on a Saturday, Sunday or a bank or legal holiday under the laws of the State of Wyoming, such payment shall be made on the next succeeding business day.  Payments of principal and interest shall be delivered to Holder at the address indicated in the signature block below or to such other address or to the attention of such other person as specified by prior written notice to Maker.

7. Waiver of Notice etc.  To the extent permitted by law, Maker hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

8. Attorneys' Fees and Costs.  Maker shall pay reasonable attorneys' fees and all other reasonable costs and expenses incurred in the enforcement of this Note and the collection of amounts due hereunder, whether such enforcement or collection is by court action or otherwise.

9.                  Governing Law.  This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the laws of the State of Colorado, without giving effect to provisions thereof regarding conflict of laws.

10.              CONSENT TO JURISDICTION AND SERVICE OF PROCESS.  MAKER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE BROOMFIELD OR DENVER COUNTY , STATE OF COLORADO AND IRREVOCABLY AGREES THAT SUBJECT TO HOLDER'S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS NOTE SHALL BE LITIGATED IN SUCH COURTS.  MAKER ACCEPTS AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS NOTE.

11.              WAIVER OF JURY TRIAL.  MAKER HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE OR ANY DEALINGS BETWEEN MAKER AND HOLDER RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION AND THE RELATIONSHIP THAT IS BEING ESTABLISHED.

12.              Notices.  Any notice to Maker provided for in this Note shall be in writing and shall be given and be effective upon (i) delivery to Maker, or (ii) by mailing such notice by first class mail, to Maker at Maker's last known address, or to such other address as Maker may designate by notice to Holder.  Any notice to Holder shall be in writing and shall be given and be effective upon (a) delivery to Holder, or (b) by mailing such notice by first class mail, to the Holder at Holder's last known address, or to such other address as Holder may designate by notice to Maker.

13.              Assignment.  The obligations of Maker under this Note shall not be transferred or assigned, without the express written consent of the Holder, which consent Holder may withhold for any or no reason in Holder's sole discretion.

            IN WITNESS WHEREOF, Maker has executed and delivered this Note as of the date first written above.

Maker:
T-Rex Oil, Inc.
By: _______________________________________
Name: Donald Walford
Title: CEO